EXHIBIT 4.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated September 2, 2010, with respect to the statements of condition including the related portfolios of Cohen & Steers Global Infrastructure Strategy 2010-3, Global Agriculture Portfolio 2010-3 and Global Water Portfolio 2010-3 (included in Van Kampen Unit Trusts, Series 1019) as of September 2, 2010, contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-168269) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                          /s/ GRANT THORNTON LLP


New York, New York
September 2, 2010